    Exhibit 16.1

May 27, 2022

Securities and Exchange Commission 100 F Street N.E.
Washington, D.C. 20549
Ladies and Gentlemen:
We have read Item 4.01 included in Form 8-K dated May 27, 2022, of Altisource Portfolio Solutions S.A., and are in agreement with the statements contained in Item 4.01, insofar as they relate to our firm. We have no basis to agree or disagree with other statements made by the registrant contained in Item 4.01.
Mayer Hoffman McCann P.C. St. Petersburg, Florida

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